EXHIBIT 10.2

EXHIBIT A TO SEPARATION AND RELEASE OF CLAIMS AGREEMENT
MENTOR CORPORATION

LOREN L. McFARLAND CONSULTING AGREEMENT

 This Agreement is entered into as of October 27, 2007 by and between Mentor Corporation (the "Company") and Loren L. McFarland ("Consultant") (collectively referred to as the "Parties").

1.          Duties and Scope of Services.

(a)                 Positions and Duties.  As of the Effective Date as defined below, Consultant will serve as a Consultant to the Company.  Consultant will report to the Chief Executive Officer (the "CEO") of the Company.  As an independent contractor, Consultant will render such business and professional services, in ways and at times as reasonably directed by the CEO, which are consistent with his role as a consultant.

(b)                 Obligations.  The Consultant will render services to the Company as may be requested from time to time that may include, but not be limited to, assisting with the Company's credit agreements, benefit plans, SEC and other regulatory filings (domestic and international, including resignation as an officer and/or director of all of the Company's subsidiaries), and transition services relating to the Company's Finance Department.

2.          Term of Agreement.  This Agreement will have a term commencing on November 12, 2007 (the "Effective Date") and ending April 30, 2009 (the "Consulting Term"); provided however, the Agreement may be renewed thereafter by written agreement of the Parties.

3.          Compensation.

(a)                 Total Cash Compensation.  The Company will pay Consultant the compensation set forth in Exhibit A for the performance of services set forth therein.

(b)                 Options and Restricted Stock.  During the Consulting Term, the Consultant's existing stock options, Performance Stock Units and restricted stock grants will continue in accordance with the Consultant's stock option agreements, Performance Stock Unit Award Agreement (Executive), and restricted stock agreement including, but not limited to, the continuation of vesting in accordance with the current vesting schedules (collectively, the "Award Agreements").  The Parties acknowledge that the Consultant is and at all time during the Consulting Term shall remain an Eligible Person, without interruption, under the Awards Agreements as defined therein.  Employee's Options, Restricted Stock and Performance Stock Units will be exercisable in accordance with the terms of the Plans and the applicable Award Agreements.  For the sake of clarity, Employee's Performance Stock Units will continue to vest in accordance with Sections 8 and 3 of the Performance Stock Unit Agreement.

4.          Employee Benefits.  Consultant will be ineligible to participate in any of the Company employee benefit plans, policies, and arrangements that are applicable to employees of the Company, as such plans, policies, and arrangements may exist or be amended from time to time.

5.          Expenses.  The Company will reimburse Consultant for all reasonable travel, entertainment, and other expenses incurred by Consultant in the furtherance of the performance of Consultant's duties hereunder, in accordance with the Company's expense reimbursement policy (as applied to Company officers) as in effect from time to time.

6.          Termination of Consulting.

(a)                 Consultant and the Company acknowledge that this Agreement may be terminated by the Company only for Gross Misconduct which means (i) Consultant's willful failure to perform his assigned duties and responsibilities reasonably assigned to him that are not corrected within a fifteen (15) day correction period, after there has been delivered to Consultant a written demand for performance from the CEO which describes the basis for the belief of the CEO that Consultant has not substantially performed his duties and provides Consultant with fifteen (15) days to take corrective action; (ii) any act of personal dishonesty taken by Consultant in connection with his responsibilities as a consultant of the Company with the intention or reasonable expectation that such may result in substantial personal enrichment of Consultant; (iii) Consultant's conviction of, or plea of nolo contendere to, a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company's reputation or business, or (iv) Consultant materially breaching Consultant's Confidential Information Agreement (defined below), which breach is (if capable of cure) not cured within fifteen (15) days after the Company gives written notice to the Consultant of the breach.

(b)                 In the event that Company appropriately terminates this Agreement pursuant to Paragraph 6(a) above, or in the event that the Consultant terminates this Agreement for any reason, the Consultant shall be entitled only to (a) all Compensation accrued up to the effective date of termination, (b) all vesting of options up to the effective date of termination, as provided under the terms of the applicable option agreements applicable to the Consultant, (c) all vesting of restricted shares up to the effective date of termination, as provided under the terms of the applicable restricted stock agreements applicable to the Consultant and (d) all vesting of stock units up to the effective date of termination, as provided under the terms of the applicable Performance Stock Unit Agreement applicable to the Consultant (e) all business expenses required to reimbursed under the Company's expense reimbursement policy to the Consultant with respect to business expenses incurred prior to termination.

7.          Release of Claims.  Employee agrees that all of the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its officers, directors, managers, supervisors, agents and employees other than those obligations arising under this Agreement and the Separation and Release Agreement, Awards Agreements, and Employee's Indemnification Agreement.    In consideration for the mutual covenants contained in this Agreement, including but not limited to the compensation provided hereunder, Consultant and the Company, on behalf of themselves, and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release each other and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Consultant or Company may possess arising from any omissions, acts or facts that have occurred up until and including the effective Date  including, without limitation:

(a)                 any and all claims relating to or arising from Consultant's employment relationship with the Company and the termination of that relationship;

(b)                 any and all claims relating to, or arising from, Consultant's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; provided, however that none of the foregoing shall be construed to modify or waive Employee's rights under the Award Agreements;

(c)                 any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment, constructive discharge from employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion;

(d)                 any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code, including, but not limited to Labor Code sections 1400-1408;

(e)                 any and all claims for violation of the federal, or any state, constitution;

(f)                  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)                 any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Consultant as a result of this Agreement; and

(h)                 any and all claims for attorneys' fees and costs.

The Company and Consultant agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Consulting Agreement, the Award Agreements, the Employee Indemnification Agreement and the Separation and Release Agreement. The Parties acknowledge and agree that any judicial or arbitral determination of a material breach of any provision of this Agreement will entitle the non-breaching party to any legal or equitable remedies available to such non-breaching party, including but not limited to the right to immediately to recover and/or cease the severance benefits provided under this Agreement.

8.             Civil Code Section 1542.  The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement.  Consultant and the Company acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Consultant and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

9.             Indemnification.  The indemnification provisions of the Separation and Release of Claims Agreement dated October 27, 2007 between Consultant and the Company (the "Indemnification Provisions") shall remain in full force and effect and shall not be amended or modified by this Agreement.

10.           Nondisclosure of Confidential Information.

(a)                 "Confidential Information" includes all information, data, concepts, ideas, methods, processes, techniques, formulae, know-how, trade secrets, and improvements relating to the research, development, manufacturing, or marketing activities of Mentor that are confidential and proprietary to Mentor, or any subsidiary of Mentor Corporation, together with all analyses, compilations, studies, and other documents prepared by the Consultant that contain or otherwise reflect any Confidential Information.  During the term of this Agreement, Mentor may disclose Confidential Information to the Consultant so that the Consultant can render Services.  The Consultant agrees that Confidential Information is confidential and proprietary to Mentor and shall remain the property of Mentor.

(b)                 The Consultant will:

(i)            hold all Confidential Information in strict confidence and with the same degree of care to prevent disclosure to others that he takes to preserve and safeguard his own proprietary and confidential information, but not less than a reasonable degree of care, and not disclose or otherwise disseminate Confidential Information to others, except as may be required by law;

(ii)           not use Confidential Information commercially or for any purpose other than in rendering Services;

(iii)          limit the dissemination of and access to Confidential Information to those who have a need for access to such Confidential Information for the rendering of Services and who are under an obligation of confidence consistent with this Agreement;

(iv)          not disclose to others that Confidential Information is known to or used by Mentor or those associated with Mentor; and

(v)           return to Mentor, within thirty (30) calendar days of its request or upon termination of this Agreement, all Confidential Information and any other records containing Confidential Information.

(c)                 Excepted from these obligations of confidentiality and nondisclosure is information that:

(i)            was or becomes public knowledge through no fault of the Consultant;

(ii)           was known to the Consultant prior to the date of disclosure, as evidenced by his written records or other proof; or

(iii)          is disclosed to the Consultant by an independent third party who had the lawful right to disclose it.

(d)                 The Consultant's obligations of confidentiality and nondisclosure shall survive termination of this Agreement.

(e)                 If the Consultant is requested to disclose any Confidential Information, he shall immediately notify Mentor of such request so that Mentor can seek appropriate protection for its Confidential Information.  The Consultant shall inform the requesting party of the confidential and proprietary nature of the requested materials, and Mentor shall have the right to participate in the Consultant's response to any such request.  The Consultant shall cooperate fully with Mentor's efforts to narrow the scope of any request for Confidential Information, to obtain a protective order limiting use or disclosure of any Confidential Information sought, or in any other lawful way to obtain continued protection for Mentor's Confidential Information.  If disclosure is required by law, disclosure shall be limited to the specific Confidential Information that is legally required to be disclosed and to the persons or entities to whom disclosure is required.

(f)                  All memoranda, notes, records, papers, design specifications, and other documents and all copies thereof relating to Mentor's business activities and all objects related thereto, including but not limited to documents and information generated by the Consultant as a result of performing the Services, are and shall remain the property of Mentor.  The Consultant will take any action necessary to perfect Mentor's ownership interest in such documents and information.  Upon termination of this Agreement, the Consultant shall return to Mentor all documents, objects, and information provided to the Consultant by Mentor or generated by the Consultant as a result of performing the Services.

11.           Notices.  All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) on the date of delivery to Consultant's Company email address with email return receipt notification, (c) one day after being sent overnight by a well established commercial overnight service, or (d) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Vice President of Human Resources
Mentor Corporation
201 Mentor Drive
Santa Barbara, CA  93111

If to Consultant:

at the last residential address known by the Company.

12.           Arbitration.  The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Santa Barbara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes.  The Parties agree that the prevailing party in any arbitration will be awarded its reasonable attorneys' fees and costs.

The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  Notwithstanding the foregoing, the Parties agree that the prevailing party in any arbitration matter contemplated hereunder will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award, and nothing in this section will prevent either party from seeking such injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to the Parties' obligations under this Agreement and the agreements incorporated herein by reference.

13.           Costs.  The Parties will each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

14.           No Representations.  Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

15.           Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, then (a) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (b) the remainder of this Agreement will continue in full force and effect so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

16.           Entire Agreement.  This Agreement and its attachments, together with the Award Agreements, the Separation and Release of Claims Agreement and the Employee's Indemnification Agreement represent the entire agreement and understanding between the Company and Consultant concerning the Consulting subject matter of this Agreement and Consultant's relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Consulting subject matter of this Agreement and Consultant's relationship with the Company.

17.           No Waiver.  The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, will not be construed thereafter as a waiver of any such terms or conditions.  This entire Agreement will remain in full force and effect as if no such forbearance or failure of performance had occurred.

18.           No Oral Modification.  Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, will be effective only if placed in writing and signed by both Parties or by authorized representatives of each party.

19.           Headings.  All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20.           Governing Law.  This Agreement will be deemed to have been executed and delivered within the State of California, and it will be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to conflict of law principles.

21.           Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

22.           Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)                 They have read this Agreement;

(b)                 They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)                 They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)                 They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

MENTOR CORPORATION

/s/Joshua H. Levine Joshua H. Levine President and Chief Executive Officer	Date:	October 27, 2007

CONSULTANT:

/s/Loren L. McFarland Loren L. McFarland	Date:	October 27, 2007

EXHIBIT A
SERVICES AND CASH COMPENSATION

1.             Contact.

Consultant's principal Company contact:

Name: Joshua Levine

Title:  President and Chief Executive Officer

2.             Services.

The Consultant will render services to the Company as may be requested from time to time that may include, but not be limited to, assisting with the Company's credit agreements, benefit plans, litigation matters, SEC and other regulatory filings (domestic and international, including resignation as an officer and/or director of all of the Company's subsidiaries), and transition services relating to the Company's Finance Department.

3.             Cash Compensation and Expense Reimbursement.

(a)           For the period of the Consulting Term (commencing November 12, 2007 through April 30, 2009), the Consultant will provide up to sixteen (16) hours of services per month and the Company will pay for such services a rate of $5,200 per calendar month.

(b)          Mentor will reimburse the Consultant for any actual and reasonable out-of-pocket expenses for authorized travel, including hotels, meals, transportation costs, and all other reasonable expenses incurred by the Consultant to provide Services.  Any travel, whether domestic or international, must be approved by Mentor in writing prior to such travel.

(c)          Consultant will submit all receipts or other written documentation for any expenses incurred in a form prescribed by the Company and such reimbursement will be approved by the contact person listed above or other designated agent of the Company.